Exhibit 99

October 10, 2013

Graeme Bottger Named President, Alcoa Global Business Services; Robert Collins Succeeds Bottger as Company Controller

NEW YORK–(BUSINESS WIRE)–Alcoa (NYSE:AA) today announced that Graeme Bottger has been named Executive Vice President and President of Global Business Services (GBS). Assistant Controller Robert Collins will succeed Bottger in the role of Vice President and Controller. These changes take effect on October 21st. Mark Davies, who has been President of GBS since 2012, will be taking a role outside of the Company.

As GBS President, Bottger will oversee Alcoa’s procurement, shared services and information technology organizations. He has held a wide variety of corporate and business unit operational and financial roles since joining Alcoa in 1980.

Collins has been Assistant Controller since 2009 with responsibility for the Company’s global financial accounting policies. He joined Alcoa in 2005.

“Graeme and Bob have successful track records in increasingly challenging roles and are ideally qualified to lead functions critical to Alcoa,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “Both have been instrumental to the success of our cash sustainability program, which has strengthened Alcoa’s cost structure and balance sheet. These appointments demonstrate Alcoa’s strong talent pipeline.”

Bottger was named Controller in July 2010 and has had oversight of the Accounting and Financial Planning and Analysis departments that play a key role in enabling Alcoa to be the first major company to report its earnings each quarter. A former Chief Financial Officer of Engineered Products and Solutions, he has also worked in Alcoa’s GBS, procurement, IT and sales organizations in Australia and the United States. He earned a Bachelor’s Degree in Commerce and Computer Science at Australia’s Deakin University.

Prior to his role as Assistant Controller, Collins was involved in M&A deals as Alcoa’s Director of Financial Transactions and Policy. Before Alcoa, Collins worked in the audit and M&A practices at PricewaterhouseCoopers for 14 years. He is a Certified Public Accountant and earned a Master of Science in Accounting at the University of Virginia.

Bottger will report to Klaus Kleinfeld. Collins will report to Alcoa Executive Vice President and Chief Financial Officer, William Oplinger.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics, and industrial markets over the past 125 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 12 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 30 countries across the world. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow Alcoa on Facebook at www.facebook.com/Alcoa.